Exhibit 10.2

FORM OF

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is effective as of January 26, 2015, by and between Medtronic Global Holdings S.C.A., a Luxembourg corporate partnership limited by shares (société en commandite par actions) (as further defined below, the “Company”), and [—] (“Indemnitee”).

A.	Medtronic plc (as further defined below, “Holdco”), a public limited company incorporated under the laws of Ireland, is the Company’s ultimate parent company.

B.	Due to restrictions imposed by Irish law, Holdco is not able to provide for exculpation of Indemnitee or to confer indemnification and expense advancement rights on the Indemnitee as broad as the indemnification and expense advancement rights provided prior to the effectiveness of the transaction by which Medtronic, Inc. acquired Covidien plc through Holdco, a new Irish holding company for the Medtronic group.

C.	The Company recognizes the difficulty faced by Holdco in obtaining liability insurance for its directors, officers, company secretary and fiduciaries, and the significant cost of such insurance and the general limitations in the coverage of such insurance.

D.	The Company further recognizes the substantial increase in litigation in general, subjecting directors, officers, company secretary and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

E.	The Company recognizes that the current protection available to the directors and company secretary of Holdco may not be adequate under the present circumstances, and the directors, officers, company secretary and fiduciaries of Holdco, including Indemnitee, may not be willing to serve or continue to serve or be associated with Holdco in such capacities unless they are provided with adequate protection through insurance, indemnification and exculpation against risks of claims and actions against them arising out of their service to and activities on behalf of Holdco and the other members of the Medtronic group or any other enterprise that Indemnitee is serving at the request of Holdco.

F.	The Company recognizes the substantial benefit conferred upon the members of the Medtronic group, including the Company, by Holdco attracting and retaining as directors and its company secretary the most highly qualified persons available and accordingly (a) desires to ensure that Holdco attracts and retains the involvement of highly qualified persons, such as Indemnitee, to serve and be associated with Holdco for the benefit of Holdco and the other members of the Medtronic group, including the Company, and (b) wishes to provide for the indemnification of and advancement of expenses to Indemnitee as set forth herein to the fullest extent permitted by the laws of the state of Delaware as is customary for directors and officers of publicly traded companies in the United States.

G.

In light of the limited ability under Irish law for Holdco to exculpate or commit in advance to indemnify or advance expenses to Indemnitee, it is reasonable, prudent and desirable for the Company, acting in its own best interests as a member of the Medtronic group, contractually to obligate itself to indemnify, and, if so requested by Indemnitee, to advance expenses, as provided herein to an extent substantially similar to that previously provided to such Indemnitee, and contractually to provide additional procedural protections to help ensure that such indemnification and expense advancement rights will in fact be available to Indemnitee so long as Indemnitee acts in good faith in the performance of Indemnitee’s duty to the Medtronic group and Indemnitee desires to continue to so serve the Medtronic group, provided, and on the express condition, that Indemnitee is furnished with the indemnity set forth herein.

H.	In view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified, exonerated, held harmless by the Company as set forth herein.

In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Certain Definitions.

1.1.	“Awards” shall mean any and all judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), actually and reasonably incurred, of any Claim and any Irish tax, U.S. federal, state or local tax, or other foreign tax imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement. The term “judgments, fines penalties and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever, including, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Company, as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan.

1.2.

“Change in Control” shall be deemed to have occurred with respect to Holdco, the Company or Medtronic Global Holdings GP S.à r.l., the Company’s general partner (the “General Partner”), as applicable, if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Holdco, the Company or the General Partner, as applicable, acting in such capacity or an entity owned directly or indirectly by the shareholder(s) of Holdco, the Company or the General Partner, as applicable, in substantially the same proportions as their ownership of shares of Holdco, the Company or the General Partner, as applicable, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Holdco, the Company or the General Partner, as applicable, representing more than fifty percent (50%) of the total voting power represented by Holdco’s, the Company’s or the General Partner’s then outstanding Voting Securities, as applicable, (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute Holdco’s Board of Directors or the General Partner’s Board of Managers, as applicable, and any new director or manager whose election by Holdco’s Board of Directors or the General Partner’s Board of Managers, as applicable, or nomination for election by Holdco’s or the General Partner’s shareholder(s), as applicable, was approved by a vote of at least two-thirds (2/3) of the directors or managers, as applicable, then still in office who either were directors or managers, as applicable, at the beginning of the period or whose election or nomination for election was previously so approved (such directors of Holdco or managers of the General Partner, as applicable, the “Continuing Directors”), cease for any reason to constitute a majority thereof, (iii) the shareholder(s) of Holdco, the Company or the General Partner, as applicable, approve a merger of Holdco, the Company or the General Partner, as applicable, with any other entity other than a merger which would result in the Voting Securities of Holdco, the Company or the General Partner, as applicable, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least eighty percent (80%) of the total voting power represented by the Voting Securities of Holdco, the Company or the General Partner, as applicable, or such surviving entity outstanding immediately after such merger, (iv) the shareholder(s) of Holdco, the Company or the General Partner, as applicable, approve a scheme of arrangement in respect of Holdco or similar business combination in respect of the Company or the General Partner, (v) the shareholder(s) of Holdco, the Company or the General Partner, as applicable, approve a plan of complete liquidation of Holdco, the Company or the General Partner, as applicable, or where such approval is not required, a court of competent jurisdiction approves such liquidation, (vi) an agreement is entered into for the sale or disposition by Holdco, the Company or the General Partner, as applicable, of (in one transaction or a series of related transactions) all or substantially all of Holdco’s assets, the Company’s assets or the General Partner’s assets, as applicable or (vii) with respect to the Company only, if the General Partner ceases to be the sole general partner of the Company.

1.3.	“Claim” shall mean with respect to a Covered Event: any threatened, asserted, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation (formal or informal) that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, including any appeal therefrom.

1.4.	“Companies Act” shall mean the Companies Act, 1963 of Ireland, as amended, or any successor or consolidating statute.

1.5.	References to the “Company” shall include, in addition to Medtronic Global Holdings S.C.A. and each of its subsidiaries, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger to which Medtronic plc (or any of its subsidiaries) is a party, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, company secretary or fiduciaries so that if Indemnitee is or was a director, officer, company secretary or fiduciary of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, company secretary, employee, agent or fiduciary of another company, corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving entity as Indemnitee would have with respect to such constituent entity if its separate existence had continued.

1.6.	“Covered Event” shall mean any event or occurrence by reason of the fact that Indemnitee is or was a director, officer, company secretary or fiduciary of Holdco, or any subsidiary of Holdco, direct or indirect, whether before or after the date of this Agreement, or is or was serving at the request of Holdco as a director, officer, company secretary, employee, agent or fiduciary of another company, corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, including as a deemed fiduciary thereof, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity, whether before or after the date of this Agreement.

1.7.	“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and any rules and regulations promulgated thereunder.

1.8.	“Expense Advance” shall mean a payment to or on behalf of Indemnitee for Expenses pursuant to Clause 3 hereof, in advance of the settlement of or final judgment in any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation, which constitutes a Claim.

1.9.	“Expenses” shall mean any and all direct and indirect costs, losses, claims, damages, fees, expenses and liabilities, joint or several (including attorneys’ fees and all other costs, expenses and obligations reasonably incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation actually and reasonably incurred in respect of any Claim), other than any Award.

1.10.	References to “good faith” shall mean that Indemnitee shall be presumed to have acted in good faith if Indemnitee’s action is based on the records or books of account of Holdco, including financial statements, or on information supplied to Indemnitee by the officers of Holdco in the course of their duties, or on the advice of legal counsel for Holdco or Holdco’s Board of Directors or counsel selected by any committee of such Board, or on information or records given or reports made to Holdco by an independent certified public accountant or by an appraiser, investment banker, compensation consultant, or other expert or advisor selected with reasonable care by Holdco or its Board of Directors or any committee thereof. This Clause 1.10 shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct. Whether or not the foregoing provisions of this Clause 1.10 are satisfied, it shall in any event be presumed, absent clear and convincing evidence to the contrary, that Indemnitee has at all times acted in good faith in accordance with this definition and in a manner he or she reasonably believed to be in or not opposed to the best interests of Holdco.

1.11.	References to “Holdco” shall include, in addition to Medtronic plc and each of its subsidiaries, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger to which Medtronic plc (or any of its subsidiaries) is a party, which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, company secretary or fiduciaries so that if Indemnitee is or was a director, officer, company secretary or fiduciary of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, company secretary, employee, agent or fiduciary of another company, corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving entity as Indemnitee would have with respect to such constituent entity if its separate existence had continued. Notwithstanding the foregoing definition of “Holdco,” references to “Holdco’s Board of Directors” shall mean the Board of Directors of Medtronic plc.

1.12.	“Indemnify” and “Indemnified” shall mean to indemnify, exonerate and hold harmless under this Agreement, and shall include the right to receive Expense Advances; other capitalized forms of this defined term shall mean the appropriate form of this definition.

1.13.	“Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Clause 2.4 hereof, who shall not have otherwise performed services for (i) Holdco or Indemnitee in any matter material to either such party or (ii) any other party to the Claim giving rise to a claim to be Indemnified, within the last three (3) years (in each case, other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees who are parties to indemnification agreements with Holdco or the Company that are similar to this Agreement). Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either Holdco or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

1.14.	References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise tax assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of Holdco” shall include any service as a director, officer, company secretary or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, company secretary or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries, including as a deemed fiduciary thereto; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of Holdco” as referred to in this Agreement.

1.15.	“Otherwise” shall refer to Holdco’s memorandum and articles of association (and any similar governing document), the Company’s articles of association (and any similar governing document), any agreement other than this Agreement (including any insurance policy purchased or maintained by Holdco or the Company), any vote of Holdco’s shareholders or resolution of Holdco’s Board of Directors, any vote of the Company’s shareholder or resolution of the General Partner’s Board of Managers, acting on behalf of the General Partner in its capacity as the Company’s general partner, the Companies Act, other applicable law, or otherwise, in each case as may be now or hereafter in effect.

1.16.	“Reviewing Party” shall mean, subject to the provisions of Clause 2.4 hereof, any person or body duly appointed by the General Partner’s Board of Managers to review the Company’s obligations under this Agreement, which may include a member or members of the General Partner’s Board of Managers, Holdco’s Board of Directors, Independent Legal Counsel or any other person or body not a party to the particular Claim for which Indemnitee is seeking to be Indemnified. In the absence of the appointment of another Reviewing Party, but subject to the provisions of Clause 2.4 hereof, the General Partner’s Board of Managers shall be deemed to be the “Reviewing Party” within the meaning of this Agreement.

1.17.	“Sarbanes-Oxley Act” shall mean the U.S. Sarbanes-Oxley Act of 2002, as amended, or any successor statute, and any rules and regulations promulgated thereunder.

1.18.	“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any successor statute, and any rules and regulations promulgated thereunder.

1.19.	“Voting Securities” shall mean any securities of Holdco that entitle its holder to vote generally in the election of members of Holdco’s Board of Directors, any securities of the Company that entitle its holder to vote on the removal or replacement of the General Partner or any securities of the General Partner that entitle its holder to vote generally in the election of members of the General Partner’s Board of Managers, as the case may be.

2.	Indemnification.

2.1.	Indemnification of Expenses and Awards.

2.1.1.

Subject to the provisions of Clause 2.1.2 and Clause 2.2 below, the Company shall Indemnify Indemnitee for Expenses and Awards to the fullest extent permitted by the laws of the State of Delaware if Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim (by reason of or arising in part out of a Covered Event), including all interest, assessments and other charges incurred in connection with or in respect of such Expenses or Awards. The indemnification provided by this Clause 2.1 shall only be provided if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of Holdco, and, with respect to any criminal Claim, had no reasonable cause to believe Indemnitee’s conduct was unlawful. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent the elimination of personal liability for Indemnitee would be permitted under Section 102(b)(7) of the General Corporation Law of Delaware (the “DGCL”) if Indemnitee were a director of a corporation incorporated under the DGCL.

2.1.2.	Notwithstanding the foregoing provisions of this Clause 2.1, in the case of any Claim brought by or in the right of Holdco to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, company secretary or fiduciary of Holdco, or while serving as a director, officer, company secretary or fiduciary of Holdco, is or was serving or has agreed to serve at the request of Holdco as a director, officer, company secretary, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, no indemnification shall be made in respect of any Claim as to which Indemnitee shall have been adjudged to be liable to Holdco or such other enterprise unless, and only to the extent that, the Delaware Court of Chancery, federal court sitting in Delaware or such other court in which such Claim was brought shall determine upon application that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of Holdco, and, with respect to any criminal Claim, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

2.2.	Review of Indemnification Obligations.

2.2.1.	Notwithstanding the provisions of Clause 2.1.1, to the extent any Reviewing Party shall have determined (in a written opinion, in any case in which Independent Legal Counsel is the Reviewing Party) that Indemnitee is not entitled to be Indemnified, (A) the Company shall have no further obligation under Clause 2.1 above to Indemnify Indemnitee, and (B) the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all Expenses and Awards paid prior to such determination (which reimbursement shall be made within thirty (30) days after such determination); provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court having jurisdiction under this Agreement to secure a determination that Indemnitee is entitled to be Indemnified, any determination made by any Reviewing Party that Indemnitee is not entitled to be Indemnified shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expenses or Awards theretofore paid in Indemnifying Indemnitee until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

2.2.2.

Subject to Clause 2.2.3 below, if the Reviewing Party shall not have made a determination within forty-five (45) days after receipt by the Company of the request therefor, the requisite determination of entitlement of Indemnitee to be Indemnified shall, to the fullest extent permitted by the laws of the State of Delaware, be deemed to have been made and Indemnitee shall be entitled to be Indemnified, absent (A) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request to be Indemnified or (B) a prohibition under applicable law against Indemnitee being Indemnified under this Agreement; provided, however, that such 45-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to be Indemnified in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

2.2.3.	Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement of Indemnitee to be Indemnified under this Agreement shall be required to be made prior to the final disposition of the Claim.

2.3.	Indemnitee Rights on Unfavorable Determination; Binding Effect. If any Reviewing Party determines that Indemnitee is not entitled to be Indemnified in whole or in part, Indemnitee shall have the right to commence legal proceedings in a court having jurisdiction under this Agreement in order to seek a judicial determination by such court or challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and, subject to the provisions of Clause 16 hereof, the Company hereby consents to service of process and to appear in any such proceedings. Such review shall be de novo and Indemnitee shall not be prejudiced by any prior determination by any Reviewing Party that Indemnitee is not entitled to be Indemnified. Absent such proceedings, any determination by any Reviewing Party shall be conclusive and binding on the Company and Indemnitee.

2.4.	Selection of Reviewing Party; Change in Control. If there has not been a Change in Control of Holdco, the Company or the General Partner, any Reviewing Party shall be selected by the General Partner’s Board of Managers, which may be the General Partner’s Board of Managers in the absence of the selection of another Reviewing Party. If there has been a Change in Control of Holdco, the Company or the General Partner (other than a Change in Control which has been approved by a majority of the Continuing Directors of Holdco or a Change in Control of the Company or the General Partner which has been approved by a majority of the Continuing Directors of the General Partner, as the case may be), any Reviewing Party with respect to all matters thereafter arising concerning Indemnitee’s rights to be Indemnified under this Agreement, if desired by Indemnitee, shall be Independent Legal Counsel selected by Indemnitee and approved by Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be entitled to be Indemnified and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Legal Counsel in connection with all matters concerning Indemnitee, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other indemnitees who are parties to indemnification agreements with Holdco or the Company that are similar to this Agreement unless (i) the Company otherwise determines or (ii) Indemnitee or any such other indemnitee provides a written statement setting forth in detail a reasonable objection to such Independent Legal Counsel representing Indemnitee and such other indemnitees.

2.5.

Partial Indemnification. If Indemnitee is not wholly successful in a Claim but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Claim, the Company shall Indemnify Indemnitee against all Expenses and Awards actually and reasonably incurred by Indemnitee or on his behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by the laws of the State of Delaware. For purposes of this Clause 2 and without limitation, the termination of any Claim, issue or matter in such a Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of Holdco, and, with respect to any criminal Claim, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

2.6.	Contribution. Notwithstanding anything to the contrary contained herein, if the rights to be Indemnified provided for in this Agreement are for any reason held by a court having jurisdiction to be unavailable to an Indemnitee (other than, for the avoidance of doubt, as a result of the application of any exclusions explicitly contemplated hereby, including, for the avoidance of doubt, if such court makes a final determination that Indemnitee did not act in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of Holdco or, with respect to any criminal Claim, had reasonable cause to believe Indemnitee’s conduct was unlawful), then in lieu of Indemnifying Indemnitee, the Company shall contribute, to the fullest extent permitted by the laws of the State of Delaware, to the amount paid or required to be paid by Indemnitee as a result of such Expenses or Awards (i) in such proportion as is deemed fair and reasonable in light of all of the circumstances in order to reflect the relative benefits received by Holdco and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Claim or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Holdco (and its directors, officers, company secretaries, employees, agents and fiduciaries other than Indemnitee), on the one hand, and Indemnitee, on the other hand, in connection with the action or inaction which resulted in such Expenses, as well as any other relevant equitable considerations.

The Company and Indemnitee agree, to the fullest extent permitted by the laws of the State of Delaware, that it would not be just and equitable if contribution pursuant to this Clause 2.6 were determined by pro rata or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

3.	Expense Advances.

3.1.	Obligations to Make and Repay Expense Advances. The Company shall make Expense Advances to or on behalf of Indemnitee, to the fullest extent permitted by the laws of the State of Delaware, and the Indemnitee hereby irrevocably and unconditionally undertakes and agrees to repay such amounts to the extent a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee is not entitled to be Indemnified under this Agreement or Otherwise. The right to Expense Advances under this Clause 3 shall in all events continue until final disposition of any Claim (as to which all rights of appeal therefrom have been exhausted or lapsed). Expense Advances shall be made without regard to Indemnitee’s ability to repay and shall include any and all reasonable Expenses incurred pursuing a Claim to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Without limiting the generality or effect of the foregoing, within ten (10) business days after any request by Indemnitee, the Company shall, in accordance with such request (but without duplication), (i) pay such Expenses on behalf of Indemnitee, (ii) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (iii) reimburse Indemnitee for such Expenses.

3.2.	Undertaking Unsecured; No Interest. The foregoing obligation by Indemnitee to repay any Expense Advances shall be unsecured and no interest shall be charged thereon. Expense Advances are intended to be an obligation of the Company to Indemnitee hereunder and shall in no event be deemed to be a personal loan.

4.	Procedures for Indemnification and Expense Advances.

4.1.	Timing of Payments. All payments of Expenses (including Expense Advances) and Awards by the Company to or on behalf of Indemnitee pursuant to this Agreement shall be made to the fullest extent permitted by the laws of the State of Delaware as soon as practicable after written demand by Indemnitee therefor is presented to the Company, but in no event later than thirty (30) days after such written demand by Indemnitee is presented to the Company, except in the case of Expense Advances, which shall be made no later than ten (10) business days after such written demand by Indemnitee is presented to the Company. If the Company disputes a portion of the amounts for which payment is requested, the undisputed portion shall be paid and only the disputed portion withheld pending resolution of any such dispute.

4.2.	Notice/Cooperation by Indemnitee. Indemnitee shall give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which rights to be Indemnified will be reasonably likely to be sought under this Agreement. Notice to the Company shall be directed to the General Partner’s Board of Managers at the General Partner’s registered office (or such other address as the Company shall designate in writing to Indemnitee) and shall include a description of the nature of the Claim and the facts underlying the Claim, in each case to the extent known to Indemnitee. Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to be Indemnified following the final disposition of such Claim. In addition, Indemnitee shall give the Company such information and cooperation as the Company may reasonably require and as shall be within Indemnitee’s power. The failure by Indemnitee to so notify the Company of any Claim pursuant to this Clause 4.2 will not relieve the Company from any liability which it may have to Indemnitee under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement, except to the extent (solely with respect to indemnification under this Agreement) that such failure or delay materially prejudices the Company in its defense of such Claim.

4.3.

No Presumptions; Burden of Proof. For purposes of this Agreement, to the fullest extent permitted by the laws of the State of Delaware, the termination of any Claim by judgement, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that the right to be Indemnified is not permitted. In addition, neither the failure of any Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by any Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be Indemnified, shall be a defence to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by any Reviewing Party or otherwise as to whether Indemnitee is entitled to be Indemnified, the burden of proof shall be on the Company, by clear and convincing evidence, to establish that Indemnitee is not so entitled. It shall be a defense to any legal proceeding by Indemnitee to secure a judicial determination that Indemnitee should be

Indemnified (other than a Claim brought by Indemnitee to secure Expense Advances under Clause 3 of this Agreement) that Indemnitee has not met the standard of conduct set forth in the second sentence of Clause 2.1.1 of this Agreement, but the burden of proof shall be on the Company, by clear and convincing evidence, to establish such defense.

4.4.	Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Clause 4.2 hereof, the Company or Holdco has insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective insurance policies. The Company shall thereafter take all reasonably necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

4.5.	Selection of Counsel. In the event the Company shall be obligated under this Agreement to Indemnify Indemnitee with respect to the Expenses or Awards arising in connection with, or with respect to, any Claim, the Company, if appropriate, shall be entitled to assume the defence of such Claim with counsel approved by Indemnitee (which approval shall not be unreasonably withheld) upon the delivery to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Claim; provided, however, that (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) counsel to the Company or counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defence or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s separate counsel shall be Expenses for which Indemnitee shall be Indemnified. The Company shall have the right to conduct such defence as it sees fit in its sole discretion, including the right to settle any claim, action or proceeding against Indemnitee without the consent of Indemnitee, provided that the terms of such settlement include either: (i) a full release of Indemnitee by the claimant from all liabilities or potential liabilities under such claim or (ii), in the event such full release is not obtained, the terms of such settlement do not impose any penalty or limitation on Indemnitee without Indemnitee’s written consent, which may be given or withheld in Indemnitee’s sole discretion, and do not limit any rights to be Indemnified that Indemnitee may now, or hereafter, be entitled to under this Agreement or Otherwise. The Company shall not be entitled to assume the defense of any Claims brought by or in the right of the Company, of any criminal Claim against the Indemnitee or any Claim with respect to which counsel to the Company or counsel to Indemnitee shall have reasonably made the conclusion set forth in Clause (ii)(B) above.

5.	Additional Indemnification Rights; Nonexclusivity.

5.1.

Scope. The Company hereby agrees to Indemnify Indemnitee to the fullest extent permitted by the laws of the State of Delaware, notwithstanding that such right to be Indemnified is not specifically authorized by this Agreement or Otherwise. Indemnitee’s right to be so Indemnified shall be interpreted independently of, and without reference to, any other such rights to which Indemnitee may at any time be entitled. In the event of any change after the date of this Agreement in any applicable law which expands the ability of the Company to Indemnify Indemnitee, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law which narrows the right of the Company to Indemnify Indemnitee, to the extent not otherwise required by such law to be applied to this Agreement, such narrowing change shall have no effect on this Agreement or the parties’ rights and obligations under this Agreement except as set forth in Clause 10.1 hereof. The indemnification provided by this Clause 5.1 shall only be provided if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of Holdco, and, with respect to any criminal Claim, had no reasonable cause to believe Indemnitee’s conduct was unlawful.

5.2.	Nonexclusivity. Indemnitee’s rights to be Indemnified under this Agreement shall, to the fullest extent permitted by the laws of the State of Delaware, be in addition to any similar Indemnity rights to which Indemnitee may be entitled Otherwise. The rights to be so Indemnified shall continue as to Indemnitee for any action taken or not taken while serving as a director, officer, company secretary or fiduciary of Holdco or while serving any other enterprise at the request of Holdco the Company even though subsequent thereto Indemnitee may have ceased to serve in such capacity.

6.	No Duplication or Off-Set of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of Holdco’s memorandum and articles of association, the Company’s articles of association (or any similar governing document of Holdco, the Company or any other enterprise served by the Indemnitee at the request of Holdco or the Company), the Companies Act, other applicable law, or otherwise (including any indemnification agreement with any affiliate of the Company)) of the amounts otherwise payable under this Agreement, except as provided in Clause 19 below. Notwithstanding any other provision of this Agreement to the contrary, (i) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification, hold harmless, exoneration, advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement, and (ii) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, hold harmless, exoneration, advancement, contribution or insurance coverage rights against any person or entity other than the Company.

7.	Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to be Indemnified by the Company for some or a portion of Expenses or Awards incurred in connection with, or with respect to, any Claim, but not, however, for the total amount thereof, the Company shall, to the fullest extent permitted by the laws of the State of Delaware, nevertheless Indemnify Indemnitee for the portion of such Expenses or Awards to which Indemnitee is entitled.

8.	Warranty. The Company warrants by its execution hereof that it has power to enter into and has duly authorised the execution and delivery of this Agreement and that its obligations hereunder constitute legal, valid and binding obligations enforceable against the Company in accordance with its terms.

9.

Liability Insurance. In the event of a Change in Control of Holdco, the Company or the General Partner, the Company shall maintain in force any and all insurance policies then maintained by the Company in providing insurance (directors’ and officers’ liability, fiduciary, employment practices or otherwise) in respect of the individual directors, company secretaries and officers of the Company, for a fixed period of six years thereafter (a “Tail Policy”). Such coverage shall be placed by the Company’s incumbent insurance broker with the incumbent insurance carriers using the policies that were in place at the time of the Change in Control (unless the incumbent carriers will not offer such policies, in which case the Tail Policy placed by the Company’s insurance broker shall be substantially comparable in scope and amount as the expiring policies, and the insurance carriers for the Tail Policy shall have an AM Best rating that is the same or better than the AM Best ratings of the expiring policies).

10.	Exceptions. Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

10.1.	Excluded Action or Omissions. To Indemnify Indemnitee for Expenses resulting from acts, omissions or transactions for which Indemnitee is prohibited by the laws of the State of Delaware from being Indemnified, as determined by a court of competent jurisdiction in a final adjudication (as to which all rights of appeal therefrom have been exhausted or lapsed); provided, however, that notwithstanding any limitation set forth in this Clause 8.1 regarding the Company’s obligation to Indemnify Indemnitee, Indemnitee shall be entitled under Clause 3 hereof to receive Expense Advances with respect to any such Claim unless and until a court having jurisdiction over the underlying Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has engaged in acts, omissions or transactions for which Indemnitee is prohibited by applicable law from being Indemnified.

10.2.	Claims Initiated by Indemnitee. To Indemnify Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defence, counterclaim or cross-claim, except (i) with respect to actions or proceedings brought to establish or enforce a right to be Indemnified under this Agreement or Otherwise, (ii) if Holdco’s Board of Directors has approved the initiation or bringing of such Claim or (iii) as otherwise required under applicable law, regardless of whether Indemnitee ultimately is determined to be entitled to be Indemnified under this Agreement or Otherwise.

10.3.	Lack of Good Faith. To Indemnify Indemnitee with respect to any action instituted (i) by Indemnitee to enforce or interpret this Agreement, if a court having jurisdiction over such action makes a final judicial determination as provided in Clause 13 hereof that each of the material assertions made by Indemnitee as a basis for such action was made in bad faith or was frivolous or (ii) by or in the name of the Company to enforce or interpret this Agreement, if a court having jurisdiction over the underlying Claim makes a final judicial determination as provided in Clause 13 hereof that each of the material defences asserted by Indemnitee in such action was made in bad faith or was frivolous.

10.4.	Claims Under Section 16(b) of Exchange Act or Sarbanes-Oxley Act. To Indemnify Indemnitee for Expenses, Awards and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Exchange Act or any similar successor statute or (ii) any reimbursement of Holdco by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of Holdco, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of Holdco pursuant to Section 304 of the Sarbanes-Oxley Act, or the payment to Holdco of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); provided, however, that notwithstanding any limitation set forth in this Clause 10.4 regarding the Company’s obligation to Indemnify Indemnitee, Indemnitee shall be entitled under Clause 3 hereof to receive Expense Advances under this Agreement with respect to any such Claim unless and until a court having jurisdiction over the underlying Claim makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated said statute.

10.5.	Additional Limitation. To Indemnify Indemnitee with respect to any obligation of Indemnitee based upon or attributable to Indemnitee gaining in fact any personal gain, profit or advantage to which Indemnitee was not entitled.

11.	Counterparts. This Agreement may be executed in counterparts and by facsimile or electronic transmission, each of which shall constitute an original and all of which, together, shall constitute one instrument.

12.	Binding Effect; Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, or otherwise to all or substantially all of the business and/or assets of the Company), spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement and to indemnify Indemnitee to the fullest extent permitted by the laws of the State of Delaware. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, company secretary or fiduciary of Holdco or as a director, officer, company secretary, employee, agent or fiduciary of any other enterprise at Holdco’s or the Company’s request.

13.	Expenses Incurred in Action Relating to Enforcement or Interpretation. In the event that any action is instituted by Indemnitee under this Agreement or Otherwise to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be Indemnified for all Expenses incurred by Indemnitee with respect to such action (including attorneys’ fees), regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Clause 3 hereof to receive payment of Expense Advances with respect to such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be Indemnified for all Expenses incurred by Indemnitee in defence of such action (including costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action) unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material defences asserted by Indemnitee in such action was made in bad faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Clause 3 to receive payment of Expense Advances with respect to such action.

14.

Monetary Damages Insufficient. The Company and Indemnitee agree that a monetary remedy for breach of this Agreement may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm (having agreed that actual and irreparable harm will result if the Company is not forced to specifically perform its obligations pursuant to this Agreement) and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled. The Company and Indemnitee further agree that

Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court, and the Company nonetheless hereby waives any such requirement of a bond or undertaking.

15.	Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to each party are, (i) in respect of the Company its registered office, and (ii) in respect of the Indemnitee as shown on the signature page of this Agreement, or in each case as subsequently modified by written notice.

16.	Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the exclusive jurisdiction of the Delaware Court of Chancery and federal courts sitting in the State of Delaware, and any appellate courts therefrom, for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action or proceeding instituted under this Agreement shall be commenced, prosecuted and continued only in such courts, which shall be the exclusive and only proper forum for adjudicating any matter which arises out of or relates to this Agreement. The Company and Indemnitee each irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by the laws of the State of Delaware, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such action or proceeding in any such court.

17.	Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court having jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by the laws of the State of Delaware. Furthermore, to the fullest extent possible, (i) the provisions of this Agreement (including each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable), shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and (ii) to the extent any provision of this Agreement is held to be invalid, illegal or unenforceable, such provision shall not be stricken, but shall instead be construed so as to give maximum effect to the intent manifested by the provision held invalid, illegal or unenforceable.

18.	Choice of Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any jurisdiction other than Delaware shall govern indemnification by the Company of Indemnitee (in his or her capacity as a director or the corporate secretary of Holdco), then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

19.

Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee from any insurance policy purchased or maintained by the Company, and Indemnitee shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights. In no event, however, shall the Company or any other person have any right of recovery, through subrogation or otherwise, against (i) Indemnitee or (ii) any insurance policy purchased or maintained by Indemnitee.

20.	Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be effective unless it is signed in writing by the party against whom such waiver is sought to be enforced, nor shall any such waiver be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

21.	Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto, including any prior indemnification agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Company’s articles of association (and any similar governing document), any agreement (including any insurance policy), any vote of the Company’s shareholder or resolution of the General Partner’s Board of Managers, acting on behalf of the General Partner in its capacity as the Company’s general partner, the Companies Act, the DGCL or other applicable law, in each case as may be now or hereafter in effect, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

22.	No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to employment by Holdco or the Company or to continue serving in any capacity with Holdco or any of its affiliates or any other enterprise.

23.	Additional Acts. If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in two originals effective as of the date first above written, each party acknowledging by its signature below having received its own original.

AS COMPANY

MEDTRONIC GLOBAL HOLDINGS S.C.A., a Luxembourg corporate partnership limited by shares (société en commandite par actions) represented by
Medtronic Global Holdings GP S.à r.l.
Its General Partner, in turn acting by

By:
Name:
Title:

AND

By:
Name:
Title:

AS Indemnitee

By:

Name:

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